Exhibit 99.1

QC Holdings, Inc. Reports Strong Fourth Quarter Earnings of $3.9 Million

 Revenue Growth and Reduced Losses Drive Earnings Improvement in 2006


    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Feb. 8, 2007--Higher revenue and flat branch-level operating expenses drove a 62% increase in gross profit during the fourth quarter of 2006, according to QC Holdings, Inc. (NASDAQ: QCCO). QC reported net income of $3.9 million, or $0.19 per diluted share, during fourth quarter 2006 compared to income from continuing operations of $1.6 million, or $0.07 per diluted share, in prior year's fourth quarter. The company's comparable branches generated gross profit growth of 34.6%, revenue growth of 8.0% and net revenue (revenues less the provision for losses) growth of 7.4% over prior year's fourth quarter.

    QC reported net income of $9.2 million, or $0.45 per diluted share, for the year ended December 31, 2006 compared to income from continuing operations of $6.3 million, or $0.29 per diluted share, in the prior year. As previously reported, QC closed its 19 branches in North Carolina during fourth quarter 2005 and those operations are reported as discontinued for 2005. Revenues during the year ended December 31, 2006 totaled $172.3 million versus $152.9 million in 2005. Net revenues increased 21.3%, or $23.8 million, during the year ended December 31, 2006 compared to prior year.

    "Our fourth quarter results continue momentum built during the third quarter," said QC Chairman and Chief Executive Officer Don Early. "Our comparable branches posted solid revenue growth within a reasonable loss range, producing strong gross profit during the quarter. Our field personnel responded to our challenge to generate increases in loan volume without sacrificing the quality of high-standard customer service."

    "Beginning in November 2006, our 2005 group of branches crossed over to monthly profitability, continuing the trend of incremental improvement with each month. This positive trend, together with the improvements in our seasoned branches, provides the foundation for meaningful earnings as we move into 2007," Early said. "Our area, regional and corporate management teams are prepared and committed to realizing the opportunities available to QC."

    - Fourth Quarter -

    Revenues during fourth quarter 2006 totaled $48.7 million compared to $41.9 million in prior year's fourth quarter. The 16.2% improvement in revenues resulted from higher payday loan volumes and $1.5 million in installment loan revenues from QC's Illinois branches. The increase in payday loan volumes was attributable to increases in the number of branches and the number of customer transactions, as well as the inclusion of revenues from the 51 South Carolina branches QC acquired on December 1, 2006. QC originated approximately $290.9 million of payday loans during fourth quarter 2006, which was a 7% increase over the $271.1 million during fourth quarter 2005.

    Average fees per loan declined slightly from $54.01 in fourth quarter 2005 to $52.92 in the current quarter. This decline is due to legislative and regulatory changes affecting rates and to a lower overall fee rate as the company expands in states that have lower fee structures. These declines were partially offset by a higher average loan principal.

    Revenues for comparable branches (those branches that were open for all of the two periods being compared, which means the 15 months since September 30, 2005) increased to $44.3 million during the three months ended December 31, 2006 compared to $41.0 million in prior year's fourth quarter. This 8.0% increase was attributable to growth across the majority of the states in which QC operates. Fourth quarter 2006 revenues also include $1.4 million from branches added during the last three months of 2005. The 46 de novo and 51 acquired branches added during 2006 generated revenues of approximately $3.0 million.

    Branch operating expenses (i.e., non-loss costs) totaled $22.6 million and were unchanged from prior year's fourth quarter. Branch-level salaries and benefits were $11.5 million during the three months ended December 31, 2005 and 2006. Occupancy, other branch expenses and depreciation remained consistent with prior year, indicative of QC's focus on improving operating efficiency. An increase of approximately $706,000 in advertising costs quarter-to-quarter was essentially offset by reduced insurance costs based on improved experience.

    During the three months ended December 31, 2006, the company's loan losses increased to $11.2 million compared to $10.1 million in the same 2005 period. The loss ratio during fourth quarter 2006 was 23.0% versus 24.1% in last year's quarter. This improvement in loss experience reflects reduced charge-offs as a result of the ongoing benefits of QC's loan origination-based verification procedures, as well as improved collections, partially due to the sale of older debt for approximately $900,000.

    QC's branch gross profit in fourth quarter 2006 was $14.9 million, a 62.0% increase over $9.2 million during fourth quarter 2005. Gross profit for comparable branches during fourth quarter 2006 increased $3.7 million to $14.4 million from $10.7 million in prior year. This increase is due to improvements in every state in which QC operates, except Illinois. The branches added during the last three months of 2005 generated a net loss of $263,000. Net losses associated with branches opened and acquired during 2006, unopened branches and closed branches totaled approximately $402,000. QC's corporate collection department and other avenues generated approximately $1.2 million in net profit during fourth quarter 2006.

    Regional and corporate expenses increased $1.5 million during the three months ended December 31, 2006, to $8.0 million from $6.5 million in fourth quarter 2005. This expense increase is attributable to approximately $750,000 in advertising and public awareness expenditures during the three months ended December 31, 2006, as well as to higher salaries associated with a 12% increase in home office and regional personnel and equity award compensation (which the company began to expense on January 1, 2006 in connection with the required adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments).

    The effective income tax rate during fourth quarter 2006 increased to 39.2% versus 35.1% in prior year due to tax benefits in 2005 resulting from the changing mix of states in which the company is required to file income tax returns. QC reported a net loss of $542,000 from discontinued operations during fourth quarter 2005 from its now-closed North Carolina branches.

    "Customer demand for short-term loans continues to be very strong as demonstrated by the 8% revenue growth in our comparable branches during fourth quarter," noted QC President and Chief Operating Officer Darrin Andersen. "During 2006, our field management team succeeded in refocusing our seasoned branches on generating greater profit through quality loan originations and efficient branch management.

    "With respect to newer branches, our 2004 and 2005 vintages are beginning to hit stride, providing tremendous opportunity to fuel earnings growth. Similarly, the addition of the 51 South Carolina branches is immediately accretive to our earnings and presents growth potential as we integrate and implement our operating approach."

    - Year Ended December 31 -

    The company's revenues grew $19.4 million, or 12.7%, during the year ended December 31, 2006 versus 2005 as a result of increases in the number of branches, the number of customer transactions and average loan size. QC's net revenue increased $23.8 million, or 21.3%, year-to-year.

    Revenues for comparable branches (those branches that were open for all of the two periods being compared, which means the 24 months since December 31, 2004) decreased 2.6%, or $3.6 million, to $136.1 million during the year ended December 31, 2006. This decline is primarily attributable to the $4.8 million revenue decrease experienced in Illinois comparable branches due to legislation that reduced the fee and placed restrictions on the customer's ability to borrow. QC's California branches also contributed to the decline in comparable branch revenues year-to-year due to increased competition, management's focus on reducing losses and changes to QC's statewide lending practices. Partially offsetting these declines was the positive effect during the first half of 2006 resulting from changes to legislation in Kansas beginning in July 1, 2005 that increased the fees earned on loans greater than $100.00.

    During the year ended December 31, 2006, revenues also included approximately $30.2 million from branches added during 2005 and $4.5 million from branches added during 2006. Revenues from closed branches contributed approximately $1.5 million during the year.

    Branch operating expenses increased to $87.1 million from $74.5 million in prior year, primarily due to new branches and to a $1.4 million increase in advertising costs during 2006 compared to 2005, the benefits of which will largely be realized in 2007. Each comparable branch averaged approximately $13,900 per month in operating expenses during 2006, which was a 1% decline from 2005. Operating expenses for branches opened during 2005 averaged approximately $11,000 per month during the year ended December 31, 2006.

    During 2006, the company reported a 10.6% reduction in loan losses, from $41.4 million in prior year to $37.0 million in the current year. The company's loss ratio was 21.5% during the year ended December 31, 2006 versus 27.1% during 2005. Comparable branches totaled $27.4 million in loan losses during 2006 compared to $36.3 million in 2005. QC's charge-offs as a percentage of revenue declined to 44.4% during 2006 from 48.6% during 2005 and the recovery rate improved to 52.9% compared to 44.7% in prior year.

    Branch gross profit increased $11.3 million during 2006 from $36.9 million to $48.2 million in the current year. Gross profit for comparable branches during 2006 increased by $6.0 million, or 12.8%, to $52.9 million from $46.9 million in prior year. The branches added during 2005 and 2006 reported a gross loss of $4.8 million. Branches that are not yet opened and those that were closed during 2006 produced a gross loss of $1.3 million for the year ended December 31, 2006. QC's corporate collection department and other avenues generated approximately $1.4 million in net profit during 2006.

    Regional and corporate expenses increased to $31.4 million during the year ended December 31, 2006 compared to $25.6 million in 2005 for the same reasons identified in the quarterly discussion above, as well as due to higher rent expense in 2006 (from the company's move to a new corporate office in April 2005). In addition, QC's second quarter 2006 results included approximately $600,000 in professional fees and other costs associated with the company's evaluation of a potential acquisition.

    The effective income tax rate during the year ended December 31, 2006 increased to approximately 39.8% from 38.2% in prior year. QC reported a loss of $944,000 from discontinued operations during 2005 from its now-closed North Carolina branches.

    - BUSINESS OUTLOOK -

    "Our customers have clearly communicated that they desire a short-term alternative to products and services provided by traditional financial institutions," Early said. "We believe our commitment to customer service, convenience and quality resonate with our customers as they intelligently evaluate the various choices for satisfying their credit needs.

    "Our 2006 results indicate progress toward achieving our long-term objective of generating consistent, meaningful earnings and cash flow. To that end, we have completed our initial assessment of lower performing branches. We expect to close approximately 35 branches during first quarter 2007 that cost the company approximately $2.4 million in gross losses during 2006. The cash costs to close these branches are estimated to be $1.2 million and the financial statement expense is estimated to total $3.3 million, including property write-offs and bad debt. The majority of the closings are in states where a regulatory change affected the long-term profitability of the branch.

    "With respect to growth in 2007, we expect to open from 20 to 30 new branches as we target states where we can gain market share. This modest de novo growth objective, together with a disciplined, opportunistic acquisition strategy, enables our management team to continue its focus on developing and improving existing branches.

    "We believe there is significant potential in the retail financial services credit industry. We are energized about our business strategies and objectives, and believe we are positioned to deliver long-term value to our shareholders."

    QC will present its financial results for the three months and year ended December 31, 2006 in a conference call on February 8, 2007, at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-825-1692, passcode 85605171. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call. A replay of the audio portion of the presentation will be available online until the close of business on March 8, 2007. The replay can also be accessed by telephone until February 15, 2007, at 888-286-8010, code 97778928.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 613 branches in 25 states at December 31, 2006. With more than 22 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 613 branches through a combination of de novo branches and acquisitions. During fiscal 2006, the company advanced approximately $1.1 billion to customers through payday loans and reported total revenues of $172.3 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.



                          QC Holdings, Inc.
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                --------------------------------------
                                  2005     2006      2005      2006
                                --------- -------- --------- ---------
Revenues
  Payday loan fees               $38,378  $42,822  $139,103  $152,354
  Other                            3,518    5,915    13,775    19,928
                                --------- -------- --------- ---------
    Total revenues                41,896   48,737   152,878   172,282
                                --------- -------- --------- ---------
Branch expenses
  Salaries and benefits           11,473   11,490    38,073    44,027
  Provision for losses            10,102   11,211    41,417    37,027
  Occupancy                        5,666    5,882    19,062    22,686
  Depreciation and amortization    1,581    1,218     3,890     4,918
  Other                            3,911    4,035    13,521    15,470
                                --------- -------- --------- ---------
    Total branch expenses         32,733   33,836   115,963   124,128
                                --------- -------- --------- ---------
Branch gross profit                9,163   14,901    36,915    48,154

Regional expenses                  2,479    2,962     9,364    11,941
Corporate expenses                 4,006    5,001    16,221    19,514
Depreciation and amortization        259      401       856     1,379
Interest income, net                 (38)      (2)     (476)     (317)
Other expense, net                     4      139       715       338
                                --------- -------- --------- ---------
       Income from continuing
        operations before
        income taxes               2,453    6,400    10,235    15,299
Provision for income taxes           861    2,511     3,912     6,090
                                --------- -------- --------- ---------
       Income from continuing
        operations                 1,592    3,889     6,323     9,209
Loss from discontinued
 operations, net of income tax      (542)              (944)
                                --------- -------- --------- ---------
       Net income                 $1,050   $3,889    $5,379    $9,209
                                ========= ======== ========= =========

Earnings (loss) per share:
  Basic
    Continuing operations          $0.08    $0.20     $0.31     $0.46
    Discontinued operations        (0.03)             (0.05)
                                --------- -------- --------- ---------
    Net income                     $0.05    $0.20     $0.26     $0.46
                                ========= ======== ========= =========

  Diluted
    Continuing operations          $0.07    $0.19     $0.29     $0.45
    Discontinued operations        (0.02)             (0.04)
                                --------- -------- --------- ---------
    Net income                     $0.05    $0.19     $0.25     $0.45
                                ========= ======== ========= =========
Weighted average number of
 common shares outstanding:
  Basic                           20,466   19,429    20,508    19,981
  Diluted                         21,376   20,090    21,448    20,627




                          QC Holdings, Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                             December 31, December 31,
                                                 2005         2006
                                             ------------ ------------
                   ASSETS                                 (Unaudited)
Current assets
  Cash and cash equivalents                      $31,640      $23,446
  Loans receivable, less allowance for
   losses of $1,705 at December 31, 2005 and
   $2,982 at December 31, 2006                    52,778       66,018
  Prepaid expenses and other current assets        2,945        3,028
                                             ------------ ------------
    Total current assets                          87,363       92,492
Property and equipment, net                       32,147       31,311
Goodwill                                           7,265       14,492
Other assets, net                                  1,364        4,652
                                             ------------ ------------
    Total assets                                $128,139     $142,947
                                             ============ ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                  $644         $909
  Accrued expenses and other liabilities           6,270        9,432
  Deferred revenue                                 4,121        4,558
  Borrowings under credit facility                             16,300
  Deferred income taxes                            2,384        1,742
                                             ------------ ------------
    Total current liabilities                     13,419       32,941
Non-current liabilities                              737          598
Deferred income taxes                              3,167        2,645
                                             ------------ ------------
    Total liabilities                             17,323       36,184

Commitments and contingencies
Stockholders' equity                             110,816      106,763
                                             ------------ ------------
    Total liabilities and stockholders'
     equity                                     $128,139     $142,947
                                             ============ ============




                          QC Holdings, Inc.
               Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)

                             Three Months Ended       Year Ended
                                December 31,         December 31,
                             ------------------- ---------------------
                               2005      2006      2005       2006
                             --------- --------- --------- -----------
                                  Unaudited            Unaudited
Branch Data:
  Number of branches,
   beginning of period            512       564       371         532
  De novo branches opened          38         6       174          46
  Acquired branches                 1        51        10          51
  Branches closed                 (19)       (8)      (23)        (16)
                             --------- --------- --------- -----------
    Number of branches, end
     of period                    532       613       532         613
                             ========= ========= ========= ===========

----------------------------------------------------------------------
Comparable Branch Data:
  Total number of comparable
   branches                       478       478       335         335
  Comparable branch revenue   $40,971   $44,325  $139,702    $136,136
      Percentage change                     8.0%                (2.6)%
  Comparable branch net
   revenues                   $31,104   $33,353  $103,411    $108,717
      Percentage change                     7.4%                  5.1%

----------------------------------------------------------------------
Operating Data (Payday
 Loans):
  Loan volume                $271,118  $290,853  $985,219  $1,051,961
  Average loan (principal
   plus fee)                   365.77    366.17    361.79      363.42
  Average fee                   54.01     52.92     53.83       53.08

----------------------------------------------------------------------
Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                    $2,530    $1,627    $1,520      $1,705
    Adjustment to provision
     for losses based on
     evaluation of
     outstanding receivables
     (a)                         (825)    1,355       185       1,277
                             --------- --------- --------- -----------
    Balance, period end        $1,705    $2,982    $1,705      $2,982
                             ========= ========= ========= ===========

  Provision for losses:
    Charged-off to expense    $17,320   $20,773   $74,237     $76,449
    Recoveries                 (6,815)  (10,759)  (33,195)    (40,472)
    Adjustment to provision
     for losses based on
     evaluation of
     outstanding receivables
     (a)                         (403)    1,197       375       1,050
                             --------- --------- --------- -----------
    Total provision for
     losses                   $10,102   $11,211   $41,417     $37,027
                             ========= ========= ========= ===========

  Provision for losses as a
   percentage of revenues        24.1%     23.0%     27.1%       21.5%
  Provision for losses as a
   percentage of loan volume
   (all products)                 3.7%      3.8%      4.1%        3.4%


    (a) Amounts differ due to the exclusion of the North Carolina operations in the provision for losses table in 2005 and due to the inclusion of changes in the credit services organization liability in the provision for losses table in 2005 and 2006.

    CONTACT: QC Holdings, Inc.
             Investor Relations Contact:
             Douglas E. Nickerson, 913-234-5154
             Chief Financial Officer
             or
             Media Contact:
             Tom Linafelt, 913-234-5237
             Director - Corporate Communications